Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated January 8, 2013 relating to the financial statements of EZ Prints, Inc. as of and for the year ended March 31, 2012 into this Current Report on Form 8-K/A filed on January 10, 2013.

/s/ Bennett Thrasher P.C.
Bennett Thrasher P.C.
Atlanta, Georgia
January 10, 2013